Exhibit 99.1

For Immediate Release

Contact:

Jean Suzuki

Investor Relations

(650) 454-2648

jean.suzuki@facetbiotech.com

FACET BIOTECH PRESENTS SCIENTIFIC DATA REGARDING NEXT-GENERATION

PROPRIETARY PROTEIN ENGINEERING TECHNOLOGIES

— Engineering work performed on four commercial antibodies presented —

Redwood City, Calif., December 8, 2009 — Facet Biotech Corporation (Nasdaq: FACT) announced today its presentation of data regarding the company’s proprietary next-generation protein engineering capabilities, including its PxP engineering technology, and identification of multiple novel optimized variants of four commercial antibodies: bevacizumab (Avastin®), cetuximab (Erbitux®), adalimumab (Humira®) and omalizumab (Xolair®). The data were presented at the 2009 IBC Antibody Engineering and Therapeutics Conference in San Diego.

Facet Biotech’s protein engineering technologies, including its PxP technology, offer the ability to efficiently and comprehensively map the entire protein to determine the tolerability to mutation of each amino acid in order to identify large numbers of novel, higher affinity point mutations, reduce immunogenicity, improve half-life and engineer cross-reactivity.

“These data demonstrate the power of our proprietary protein engineering technologies to create improved first-generation antibodies and next-generation therapeutics, including biobetters, in a rapid and comprehensive manner,” said Mark Rolfe, Ph.D., senior vice president and chief scientific officer of Facet Biotech. “For each of these four commercial antibodies, we applied our PxP technology to rapidly measure more than a thousand binding site mutants in parallel, allowing us to identify the tolerability to mutation of each amino acid in a fraction of the time it would take using traditional methods. This gave us comprehensive information that we used to identify numerous improved variants of these antibodies, including those with higher affinity or lower immunogenicity. We have filed composition of matter patent applications covering these improved variants and continue to apply our next-generation technologies to additional therapeutics, which we expect will generate potential partnership opportunities.”

In the poster titled “Comprehensive Mutagenesis Analysis of Antibody Combining Sites”, Facet Biotech’s PxP technology was used to create comprehensive functional maps for the combining sites for three model antibodies, D1.3, bevacizumab and cetuximab. In each case, multiple higher affinity point mutations not previously found by traditional methods were discovered.

The poster titled “Re-humanizing Omalizumab through PxP Technology” presents a method for optimizing humanized antibody designs using PxP technology. Therapeutic antibodies with fewer murine sequences are thought to have less risk of immunogenicity, but may result in reduced binding activity. When omalizumab, a humanized antibody, was generated from its original murine version, a 26-fold decrease in binding activity was observed. Data generated using PxP technology showed that by changing single amino acids in the complementarity determining regions (CDRs) of the humanized antibody, the binding activity could be increased back to the levels observed in the original murine antibody.

A poster titled “The Immunogenicity of Humanized and Fully Human Antibodies: Residual Immunogenicity Resides in the CDR Regions” showed that the specific portion of the antibodies that may cause immune reactions are located solely in the CDRs of an antibody. The CDRs also are known to confer antibody specificity and affinity, and changes in the CDRs to reduce immunogenicity may adversely impact specificity and binding affinity. Facet Biotech’s PxP technology can be used to identify and replace immunogenic portions of an antibody to create antibodies that are less likely to provoke immune responses without impacting the antibody’s functional activity.

The poster titled “Engineering Adalimumab (Humira) for Reduced Immunogenic Potential” presented data on the use of PxP technology to identify the specific amino acids in the adalimumab antibody that may be immunogenic or responsible for causing immune responses. These residues were found to be in the CDRs of the antibody. This information was used to select de-immunized variants that are less likely to provoke immune responses, without having any impact on the antibody’s functional activity.

About Facet Biotech

Facet Biotech is a biotechnology company dedicated to advancing its pipeline of four clinical-stage products, leveraging its research and development capabilities to identify and develop new oncology drugs and applying its proprietary next-generation protein engineering technologies to potentially improve the clinical performance of protein therapeutics.

NOTE: Facet Biotech and the Facet Biotech logo are considered trademarks of Facet Biotech Corporation.